Mosquito Steve

Mosquito Steve's highly effective natural products offer an all-natural, kid safe, chemical-free solution to your backyard pest problem.


Mosquito Steve
Safe, Effective and Natural Repellants
What Makes Us Unique - Makes You Safer

Invest

$100.00 minimum investment

Deadline November 20, 2020
in 2 months

Share Price
$2.00

Total Raised
$0

Valuation
$1,442,400

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Mosquito Steve's groundbreaking innovations in natural repellent paired with new versatile product designs, provide maximum protection for any occasion, wherever insects lurk. For long term deterrence, our patented sprayer helps turn your home, yard, and even business into a sanctuary free from mosquitos, flies, ticks, and fleas. On the go, Mosquito Steve's topical repellent delivers natural insect protection no matter where life takes you.

DEAL HIGHLIGHTS

- The low cost of insect repellent can help drive sales in adverse market conditions, because no matter what the economy is doing, fleas, ticks, and mosquitos still bite.
- Based on the increased prevalence of vector-borne illnesses and market demand for an effective natural alternative to DEET, Mosquito Steve's natural products demonstrate a unique propensity to capitalize on market demand.
- With an effective repellent rate of 90% or better, validated by numerous entomologists, (compared to the less than 80% effectiveness of the leading non-natural repellent), versatile product selection including a patented mister, and no harsh chemical smells, we believe Mosquito Steve is poised for success.
- We continue to develop new and more effective products.

RECOMMENDATIONS



"I challenge anyone to beat Mosquito Steve's products in field trials! Don't buy our products because they are natural, buy them because they are the best!"

Steve Moore
CEO of The Mosquito Experts

"Steve, I wanted to let you know how I have been using your products for the last few years... Your product sure does a good job keeping the mosquitos away and also keeps them from coming in the house.
My neighbor sprayed some on her hands and then lightly rubbed the repellent over her little dog and it did a good job of keeping the mosquitos off."

Judy Parker



Jason Lee
Star of My Name is Earl and the Chipmunks

Product


Mosquito Steve
Spray On
Mosquito Repellent
DEET-free
and Safe to use on or around
kids and pets.
Effective Natural
Protection from Mosquitoes
Active Ingredients:
Other Ingredients:

PROBLEM

No one wants mosquitoes ruining their outdoor activities, and no one likes the chemical smell of insect repellent. The “solution” of spraying people down with harmful chemicals like DEET just doesn’t cut it. Not to mention the problems that come from other insects, such as ticks and fleas, and their associated problems.

When it comes to unwanted insects, parents are left with an unfortunate dilemma. Leave children unprotected from fleas, mosquitoes, and ticks (and the diseases they carry), or “protecting” them with today’s best-selling insect repellent (the chemical DEET), which in the long run can cause harmful skin reactions, seizures, fatigue, respiratory conditions, and possibly cancer? Without an effective natural alternative, this is a decision every parent must make, and a problem that will not go away on its own.

Imagine your last backyard barbeque. Kids are playing, old friends are catching up, everything is perfect until there is a light tickle on the back of your neck, swiftly greeted by a loud SMACK! The first mosquito has arrived. Time to break out the usual mosquito repellent and spray yourself down with foul smelling chemicals. Don’t you wish there was a better way?

From 2004 to 2016, disease cases caused by infected mosquitoes, ticks, and fleas tripled in the United States along with the discovery of nine new diseases transmitted by these insects. In that same time frame, all fifty states reported the spread of vector-borne diseases (those spread by mosquitoes, ticks, and fleas), with cases appearing in communities with no previous exposure. Over these thirteen years, the CDC discovered NINE new diseases transmitted by mosquitoes and ticks, posing an even more significant threat to public health. [1]

[1] Illnesses from Mosquito, Tick, and Flea Bites Increasing in the US - Centers for Disease Control and Prevention

Problem


Disease cases from infected mosquitoes, ticks, and fleas have tripled in 13 years.
DISEASE CASES IN THE US
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
27,388
96,075
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

Problem



SOLUTION

At Mosquito Steve, we've developed a versatile line of insect repellents engineered to provide maximum protection with potent, all natural, odorless, and chemical free formulas.

With a wide variety of products, Mosquito Steve offers all around protection wherever life takes you.

Our patented portable sprayer combines a highly effective, all natural repellent with top of the line technology in a long term solution for keeping yards, homes, and businesses mosquito, tick, and flea free. With a time saving monthly spray, Mosquito Steve provides half an acre sanctuary from mosquitos, ticks, and fleas, wherever applied, for scentless long term effects.

Paired with our industry leading topical mosquito repellent, proven at least 10% more effective than the best chemical repellent in its class [2], and even works on ticks, Mosquito Steve keeps you protected no matter where you go, without any harsh chemical odors.

Mosquito Steve eliminates the need for parents to choose between leaving their children unprotected from mosquitos, ticks, and fleas (and the diseases they carry) or "protecting" them with repellents containing chemicals like DEET (and their harmful long term effects). At home or on the go, Mosquito Steve's all-natural and odor free repellents keep you protected with long term results.

[2] Verified by Dr. Jeff Seabrook, Dr. Jeff Tucker and Dr. Ray Thompson (see report).

Product


Mosquito Steve
Spray On
Mosquito Repellent
DEET-free
and Safe to use on or around kids and pets.
Effective Natural
Protection from Mosquitoes
Active Ingredients:
2.1% Geraniol, 1.5% Thyme oil, .25% Cedar oil,
.75% Lemon Grass Oil
Other Ingredients: 95.4%
Vanillin, Hydrogenated Soybean Oil, Isopropyl Alcohol
4 oz
DIRECTIONS FOR USE:
Spray generously over exposed skin.
DO NOT SPRAY DIRECTLY ON FACE.
Spray on hands and rub on face. Re-apply as needed. Adult supervision required for application to children. Do not apply to the hands of children.
Precautionary Statements:
KEEP OUT OF REACH OF CHILDREN. CAUTION: Not for internal ingestion. If product is swallowed, call the poison control hotline at 1-800-222-1222.
Risk of skin irritation is rare. If skin is irritated, wash with soap and water.
Storage and Disposal:
Store in a cool dry place away from children and pets. Do not re-use empty container. Triple rinse and dispose of empty container in trash or recycle if available.
Mosquito Steve, LLC
5210 McKinney Ave Suite 250, Dallas, TX 75205
214-520-0041
www.mosquitosteve.com


Mosquito Steve
All Natural Yard Spray
Ready to Use Spray that lasts for two weeks!
Safe to use around kids and pets!
Mosquito Steve
All Natural
Covers up to 2 Acres!

Product

BUSINESS MODEL

At Mosquito Steve, we market and sell our products in a variety of ways:

- By utilizing social media influencers and digital marketing strategies, our products are efficiently introduced to a large target demographic .
- We are in talks with the Home Shopping Network to be featured once the virus passes.
- At the completion of our patented sprayer development, we received a letter of intent to manufacture and license the sprayer from a company currently selling millions of similar product units online through Home Depot, Costco, and Tractor Supply.
- To maximize revenue stream efficiency we have re-packaged a number of products demonstrating high demand for retail sales.
- On account of the impressive profit opportunities derived from supplying large quantities insect repellents to commercial operators, we have taken targeted B2B marketing initiatives with companies like ABC Pest Control, Brightview Services, Massey, and Hometeam Pest aiming to acquire contracts that could supply millions in revenue each year.

MARKET

Market


Annual Market Cap in $1000s
5000000
4500000
4000000
3500000
3000000
2500000
2000000
1500000
1000000
500000
0
Topical Repellent
Yard Sprays
Portable Misting Systems
Misting Refills
Commerical Operations
$ U.S. in 1000s
$ Global in 1000s

From 2004 to 2016, disease cases caused by infected mosquitoes, ticks, and fleas tripled in the United States along with the discovery of nine new diseases transmitted by these insects.

In that same time frame, all fifty states reported the spread of vector-borne diseases (those spread by mosquitos, ticks, and fleas), with cases appearing in communities with no previous exposure. Over these thirteen years, the CDC discovered NINE new diseases transmitted by mosquitos and ticks, posing an even more significant threat to public health. [3]

In an attempt to control the spread of these life-threatening diseases, the CDC has stressed each individual must play a role in protecting their community. Paired with an increasing number of studies demonstrating the dangers of traditional insect repellent, which rely on harsh chemicals like DEET, there is a massive and growing market for safe and effective insect repellents.

No matter how old, every individual is at risk of contracting these deadly diseases, and with cases servicing in every state, the entire nation is at threat. Therefore, everyone has something to gain by using Mosquito Steve's products. On the retail level, the porch sprayers and topical repellent offer unrivaled protection from ticks and comfortable summer nights without mosquitos. On a commercial scale, the patented sprayer makes it possible for businesses to facilitate an unparalleled level of protection for employees and customers. The U.S is only the beginning, with vector-borne diseases increasing all around the world, Mosquito Steve could see demand from a global market.

[3] Illnesses from Mosquito, Tick, and Flea Bites Increasing in the US - Centers for Disease Control and Prevention

COMPETITIVE LANDSCAPE

Our most prevalent competition comes from traditional, non-natural, and DEET containing brands with previous consumer engagement and a history of retail sales. While these brands are currently more recognizable to the average consumer, our superior results in both field and lab tests paired with increasing exposure through social media/digital marketing strategies, targeted B2B initiatives with commercial operators, and our exciting progress with interested manufacturers facilitates the opportunity to capitalize on market demand for a highly effective all-natural insect repellent.

In yard sprays and home protection, most products contain a combination of PErmethrin, Pyrethrins and PBOs. This combination of chemicals kills fish and is a carcinogen. Even so, these products have been in use for so long that mosquitoes and other insects have become resistant to them. Our repellents are based on irritation and agitation of 5 different receptors on the mosquito antennae. It would take decades for resistance to be built up on our products.

Other popular choices in killing mosquitoes, at least from the professional standpoint, are neonicotinoids. These chemicals are known to kill bees and disrupt pollinators. And, the CDC director, Tom Frieden, stated that the “pesticides are not working as well as we hoped.”

Competition


Landing Rate Counts Product Comparison by Number of Mosquitoes
140
120
100
80
60
40
20
0
Pre Count
Immediate Count
15 Min
30 Min
45 Min
1 HR
90 Min
2 HR
3 HR
Mosquito Steve
Leading Natural Brand
Leading Brand 70% DEET

PROGRESS

Since Mosquito Steve’s founding, we have made impressive progress in product, business, and marketing development. Our versatile product lines target both retail and commercial markets, meeting a growing array of consumer demands.

- We have developed two industry leading mosquito repellents performing more effectively than our DEET competitors in field and lab trials (one even repels ticks!).
- Our misting system now provides long term protection for the home and yard.
- Developed the most effective yard spray area repellent that also eliminates chiggers and fleas.
- Our patented sprayer has been engineered for industry leading effectiveness, at this stage of development one two minute spray will cover a half acre to keep insects away with longterm results. IT ALSO DISTRIBUTES DISINFECTANTS!
- Developed a patio sprayer for a small area that can sell for under $100, and incredibly competitive price given its effectiveness.
- Proved our concept of natural sprays for yards in the pest control and service provider industry.
- Developed commercial and DIY products that can replace chemical pesticides!

PRESS


MAN GETS MOSQUITO BITES FOR RESEARCH
86°
10:16
NEWS
SURPRISE WEDDING
PETE'S FORECAST
SPORTS


WFAA 8
9:03 | 64°

Other Press

- Mosquito Steve live on national TV discussing West Nile Virus
- Mosquito Steve on NewFix talking Zika Virus
- Mosquito Steve discusses the Zika Virus
- Mosquito Steve discusses the zika virus and Mosquito Steve all natural products live on national TV
- Mosquito Steve discussed on 1310AM The Ticket Dallas/Fort Worth Radio

INNOVATIVE PEST MANAGEMENT ASSOCIATES, INC.
DR. RAY THOMPSON, PRESIDENT
2400 Chamberlain Drive
Plano, Texas 75023
TELEPHONE 972-769-2440
FAX 972-964-8440

impact on the environment. For this reason more and more pest management companies are developing programs utilizing these materials. It is becoming known that there are several plant extract on the market today that many insects will avoid when they are given the choice.

Combinations of several of these plant extracts have been known to posses repellent characteristic and many are currently on the market i.e. products containing citronella, garlic, lemongrass oil, rosemary, peppermint oil, wintergreen, etc. Most of these products have little solid field research studies conducted on them to determine if they truly are repellent in real situations and the duration of their repellence.

A combination of these plant extracts and others has been formulated by Steve Moore (Mosquito Steve, LLC) in conjunction with NOMOBUGS LLC and has been subjected to preliminary testing against mosquitoes specifically and has shown much promise as an excellent repellent. A repellent that is "Green" or "Natural" and remains active for several hours could be beneficial to humans who are the unwilling food source for mosquitoes all over the world. This is the focus of this report.

After several years and numerous field tests with multiple botanical extract combinations, Steve and his collaborators have developed a formulation of these natural products that may have commercial possibilities and may be an alternative to the most commonly used synthetic product DEET.

Methods and Materials

With the assistance of chemists Steve has developed a stable formulation of known repellent plant extracts and non-toxic or inert ingredients to be used in field trails. It was critical that these trials be conducted in actual mosquito infested locations.

Field trials consisted of conducting "Landing Counts" i.e. counting the number of mosquitoes that actually land on an individual for a pre-determined amount of time. Using this procedure in different locations and different times during the day and evenings mosquito populations can be estimated. Additionally, if specimens are collected during the process the mosquito species can also be determined.

Field trials using this protocol can also provide a very quick method of testing the efficacy of a repellent material. The method used in this study included taking landing

INNOVATIVE PEST MANAGEMENT ASSOCIATES, INC.
DR. RAY THOMPSON, PRESIDENT
2400 Chamberlain Drive
Plano, Texas 75023
TELEPHONE 972-769-2440
FAX 972-964-8440

counts on the legs of the test individual (Steve Moore) at three locations in a client's backyard (W. Dahlberg Residence) that has a consistent ongoing mosquito population. Population counts were initially taken (at approximately the same time on two dates) for 2 minutes at each of three locations.

The repellent lotion was then applied (via direct spray applicator) to all exposed skin and landing counts taken again for 2 minutes at each of the 3 locations immediately after the application. Landing counts were taken again at four 15 minute intervals at each of the 3 locations. Landing counts continued to be conducted at one hour, 1.5 hours and the final count at 2 hours from the application of the repellent lotion. A total of 8 landing count intervals were conducted on each of the two evenings.

Findings

This location had a very active mosquito population on each field trial dates with 124 (total of the landing counts from the 3 spots) on the first date and 146 on the second date. The climatic conditions were very similar on both dates with a temperature of 93 degrees F and with little to no breeze. We found that the repellent lotion worked very well through both sessions based on landing counts. Since we were using a live test individual who was experiencing and counting the landings and was also being observed by this reporter as the counts were being made (many of the landings were photographed) we found that a few mosquitoes did actually land but none remained long enough to bite. Observations after nightfall were made via a hand held light with a yellow lens-cover so the light would not disturb the foraging mosquitoes.

Conclusions and Discussions

We would have to conclude from the observations made and data collected during these two sessions that the repellent lotion was effective and remained effective for at least 2 hour after the application.

At first we felt it was necessary to compare the tested repellent with the standard for the repellent industry, DEET and we made two attempts to conduct landing counts and apply 25% DEET. For some unknown reason the mosquito populations went away.

Personally I am not sure we need to compare the two repellents, since many people dislike DEET so much many would choose a "Green" alternative if one is available.

PEST CONTROL INDUSTRY CONSULTANTS AND EDUCATORS

Report

INNOVATIVE PEST MANAGEMENT ASSOCIATES, INC.

DR. RAY THOMPSON, PRESIDENT
2400 Chamberlain Drive
Plano, Texas 75023

TELEPHONE 972-769-2440
FAX 972-964-8440

ATTACHMENT II

RAW DATA

August 26, 2013	2 Minutes	Spot A	Spot B	Spot C	Totals	Efficacy %
Pre-Count at 7 PM		32	54	38	124	
Application of Repellent		0	0	0	0	100.00
15 Minutes		0	0	1	1	99.19
30 Minutes		2	4	2	8	93.55
45 Minutes		6	3	3	12	90.32
1 Hour		6	5	2	13	89.52
1.5 Hours		0	1	1	2	98.39
2 Hours		0	0	0	0	100.00

August 27, 2013	2 Minute					
Pre-Count at 6:50 PM		58	37	51	146	
Application of Repellent		0	1	0	1	99.32
15 Minutes		0	0	0	0	100.00
30 Minutes		0	0	0	0	100.00
45 Minutes		0	0	0	0	100.00
1 Hour		0	0	0	0	100.00
1.5 Hours		0	0	0	0	100.00
2 Hours		0	1	0	1	99.32

Report

INNOVATIVE PEST MANAGEMENT ASSOCIATES, INC.

DR. RAY THOMPSON, PRESIDENT
2400 Chamberlain Drive
Plano, Texas 75023

TELEPHONE 972-769-2440
FAX 972-964-8440

ATTACHMENT I



SPOT C



SPOT B



SPOT A

TEAM

One of the primary uses of funds raised will be building a team of industry experts. If Mosquito Steve has achieved this level of progress with one dedicated individual (Steve), imagine what will be accomplished with an entire team!



Steve Moore

Steve Moore has been deeply involved in the mosquito and fly business since 2001. His passion is evident in that he has pursued more effective and less costly solutions for almost two decades. It may be surprising to know that his background is not in entomology, engineering or chemistry! Moore graduated from Southern Methodist University in 1982 with a bachelor of arts degree. His plan was to be in network news or sports. However, he got sidetracked into advertising and marketing shortly after graduation and continued to hone his sales skills until the mid-1990s. The dot-com boom lured Moore in but after a few years he got tired of the lack of stability, so he began his own service business. Along with the service business, he was introduced to mosquito misting by one of his clients. At the time, there were no misting businesses in DFW so Moore started the first: Mosquito Control Systems, LLC.

Moore has performed thousands of field trials to validate his products and test the efficacy of others. He has had more than 1000 mosquito bites in one night and, because of his testing, came down with the symptoms of West Nile Virus in the Summer of 2008. He is the authority on reducing the population of mosquitoes without harming the planet and its people. He serves as a volunteer for The 24 Hour Club and other recovery-related organizations throughout the toughest parts of Dallas.



Walter Dahlberg

Chairman of the board - founder, advisor - Premiere landscape architect



Charles Horton

Author, successful entrepreneur and motivational guru

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$10,000	9.3%
Product Development Sprayers	$30,000	28.0%
Marketing, branding sprays to PCOs	$10,757	10.1%
Promotion for online sales	$15,000	14.0%
Promotion for new service providers	$12,000	11.2%
Samples for horse and cattle	$4,000	3.7%
Marketing thru AMCA, NPMA trade shows	$20,000	18.7%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Mosquito Steve, Inc. . This offering must raise at least $10,000 by November 20, 2020 at 11:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Mosquito Steve may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

774,700 shares
× $2.00 per share

$1,549,400 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Sep 18, 2020 • Primary offering of 53,500 shares at $2.00

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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